Reference

InterContinental Hotels Group PLC

2625-03

ORDINARY SHARES OF 112 PENCE EACH

THE ATTACHED CERTIFICATE IS VALUABLE.
PLEASE KEEP IT IN A SAFE PLACE.

Should you need to notify the Registrar of a change of address, please complete the form on the reverse of this counterfoil and send it to Lloyds TSB Registrars. In the case of a joint holding, the change of address of the first-named shareholder only should be notified and the form should be signed by the first-named shareholder only.
Please do NOT return your share certificate with the change of address form.

CERTIFICATE NO.	ACCOUNT NO.	TRANSFER NO.	DATE	NUMBER OF ORDINARY SHARES

INTERCONTINENTAL. HOTELS GROUP

Incorporated and registered in England and Wales under the Companies Acts 1985 and 1989
Registered No. 4551528

ORDINARY SHARES OF 112 PENCE EACH

This is to Certify that the undermentioned is/are the registered holder(s) of Ordinary Shares of 112 pence each fully paid in InterContinental Hotels Group PLC as shown herein subject to the Memorandum and Articles of Association of the Company.

NAME(S) OF HOLDER(S)

Given under the Securities Seal of the Company

InterContinental Hotels Group PLC
SECURITIES

NUMBER OF ORDINARY SHARES

This certificate should be kept in a safe place.It will be needed when you sell or transfer the shares. No transfer of any portion of this holding will be registered unless this certificate is deposited at the office of the Registrar.
The Registrar's address is Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA (Telephone 0870 600 3957, overseas callers should call +44 121415 7034) and the relevant reference for correspondence is No. 2625.

Orchestra 100193